[Kemper CPA group LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Home Building Bancorp, Inc.
Washington, Indiana


We have audited the accompanying consolidated statement of financial condition of Home Building Bancorp, Inc., and subsidiaries, as of September 30, 1999, and the related consolidated statement of income, comprehensive income, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Home Building Bancorp, Inc., and subsidiaries, as of September 30, 1999 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Kemper CPA Group, LLC
-------------------------
Kemper CPA Group, LLC

CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS


Mt. Carmel, Illinois
November 4, 1999

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